EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

ITC ISSUES NOTICE OF FINAL DETERMINATION IN TESSERA'S DRAM ACTION

- Management to Hold Conference Call before Market Open on December 30, 2009 -

SAN JOSE, Calif. - Dec. 29, 2009 -  Tessera Technologies, Inc. (NASDAQ: TSRA) announced today the International Trade Commission (ITC) issued a notice of its final determination in the action brought by Tessera against certain DRAM manufacturers, affirming that Tessera's three asserted patents are valid. The ITC, however, determined among other things that the methodology used by Tessera's expert was insufficient to prove infringement by the respondents of two of the asserted patents. As to the third patent, the notice indicates that infringement was proven as to some but not all of the accused products, but that, due to patent exhaustion, there was no violation of Section 337. The action is Investigation No. 337-TA-630 (DRAM ITC action). Tessera has not yet received the Commission's Final Determination itself and, therefore, does not yet know the details of any reasoning behind the ITC's conclusions.

"Once again, the ITC affirmed the validity of our asserted patents. We are disappointed, however, with the determinations regarding our infringement methodology and patent exhaustion," said Henry R. Nothhaft, president and CEO of Tessera. "We will have an opportunity to appeal this ruling and are already reviewing other avenues open to us to ensure we are fully compensated for use of our technology. We continue to work closely with our licensed customers who are benefitting from their use of our patent portfolio, valuable know-how and trade secrets."

The respondents in the DRAM ITC action include Acer, Inc., Centon Electronics, Inc., Elpida Memory, Inc., Kingston Technology Co., Inc., Nanya Technology Corporation, Powerchip Semiconductor Corp., ProMOS Technologies Inc., Ramaxel Technology Ltd., and Smart Modular Technologies, Inc. Tessera asserted infringement of three Tessera patents, U.S. Patent No. 6,133,627 ('627), U.S. Patent No. 5,679,977 ('977), and U.S. Patent No. 5,663,106 ('106).

Conference Call Information

Management will hold a conference call Wednesday, Dec. 30, 2009 at 5:00 A.M. Pacific (8:00 A.M. Eastern) to discuss the DRAM ITC action. To access the call in the U.S., please dial 866-531-1286 and for international callers dial 706-643-3789, approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and will be available for replay for 30 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 48370998.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to Tessera's licensing and litigation strategies (including appellate strategies), customer relationships, procedural schedules, and the actions of government entities. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property.  The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies.  Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure.  The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

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Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.